[*] Indicates information that has been omitted pursuant to a confidential treatment request and this information has been filed under separate cover with the Commission.

LICENSE AGREEMENT

This License Agreement ("Agreement") is entered into by and between OXiGENE, Inc., a Delaware corporation with offices at 230 Third Avenue, Waltham, Massachusetts, 02145 ("OXIGENE"), and Aengus Pharmaceuticals, Inc., a Delaware corporation ("LICENSEE"), on the 21st day of November, 2003("Effective Date"). (OXiGENE and LICENSEE may be referred to individually as a "Party" and jointly as "Parties.")

1.0 Recitals.

1.1 WHEREAS, OXIGENE has certain intellectual property rights related to nucleoside analog pharmaceuticals including Nicotinamide Adenine Dinucleotide and prodrugs of Cordycepin ("OXiGENE Technology");

1.2 WHEREAS, LICENSEE is a development-stage company focused on the research and development of nucleoside analog pharmaceutical products based on cordycepin-related biochemistry and metabolism;

1.3 WHEREAS, OXIGENE now wishes to license to AENGUS the OXiGENE Technology and AENGUS wishes to obtain such a license for the purpose of developing, testing, and commercializing the OXiGENE Technology;

Now therefore, for good and valuable consideration, the parties agree as follows:

2.0 Definitions.

2.1 Terms defined in this Article 2, or parenthetically defined elsewhere in this Agreement, shall throughout this Agreement have the meaning so provided. Defined terms may be used in the singular or in the plural. Terms defined in this Article 2 will be printed in capital letters for ease of reference.

2.2 "FIELD OF USE" shall mean the diagnosis, prognosis, prevention, control, or treatment of any human or animal disease or condition by use of a LICENSED PRODUCT(s).

2.3 "LICENSED PATENTS" shall mean the letters patent and patent applications set forth in Exhibit A attached hereto, including all reissues, divisionals, continuations, continuations-in-part, patents-of-addition, reexaminations and extensions thereof and all foreign and/or PCT counterparts thereto.

2.4 "LICENSED PRODUCT" shall mean a pharmaceutical product the use, manufacture or sale of which would constitute but for the license granted to LICENSEE, an infringement of a VALID CLAIM in a LICENSED PATENT.

2.5 "NET SALES" shall mean, with respect to any LICENSED PRODUCT, [*]

Any LICENSED PRODUCT (including its related components) sold or otherwise disposed of in other than an arm's-length transaction or for other property (e.g., barter) shall be deemed invoiced at its fair market value in the country of sale or disposition.

2.6 "SUBLICENSE" shall mean the present, future or contingent transfer of any license, right, option, first right to negotiate or other right granted under the LICENSED PATENTS, in whole or in part. SUBLICENSE shall include, without limitation, strategic partnerships, affiliations, and marketing collaborations.

2.7 "SUBLICENSEE" shall mean a third party which is granted a SUBLICENSE.

2.8 "VALID CLAIM" shall mean (i) a pending claim in any patent application that has not been pending for more than five years, or (ii) a claim of any issued letters patent that, in each case, has not been held invalid or unenforceable by a final and nonappealable decision of a court of competent jurisdiction.

3.0 Grant.

3.1 Subject to the terms of this Agreement, OXIGENE hereby grants to LICENSEE, and LICENSEE accepts, an exclusive, world-wide, royalty-bearing license under the LICENSED PATENTS to import, make, have made, use, sell, offer for sale and have sold LICENSED PRODUCTS for the FIELD OF USE.

3.1.1 THE EXCLUSIVE LICENSE SHALL BE SUBJECT TO RIGHTS RETAINED BY THE UNITED STATES GOVERNMENT, IF ANY, IN ACCORDANCE WITH P.L. 96-517, AS AMENDED BY P.L. 98-620.

3.2 LICENSEE shall not use the LICENSED PATENTS outside the FIELD OF USE or for any purpose not licensed under Article 3.1

4.0 Sublicensing.

4.1 LICENSEE shall have the right to grant sublicenses of its rights under this Agreement, provided that such sublicense is granted in connection with a LICENSED PRODUCT(s).

4.1.1 [*] (*%) of sublicensing income attributable to sublicenses granted under the LICENSED PATENT(s), including [* *] but excluding [* *] and excluding payments for [* *] will be paid to OXIGENE by LICENSEE.

4.2 Except for the provisions of 4.1, the LICENSEE shall not have the right to grant SUBLICENSES to LICENSED PATENTS.

4.3 Any and all SUBLICENSES granted by LICENSEE pursuant to Article 4.1 shall be subject to the terms of this Agreement. LICENSEE shall guarantee and be responsible for the making of all payments due under this Agreement with respect to milestones achieved with respect to any LICENSED PRODUCTS and sales of any LICENSED PRODUCTS by such SUBLICENSEES and the performance of SUBLICENSEES in complying with all applicable terms of this Agreement.

* Portions of this exhibit have been omitted and filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

4.4 LICENSEE shall give OXIGENE reasonable advanced written notification of any proposed SUBLICENSES and the identity of the SUBLICENSEES and shall promptly provide OXIGENE with full and complete copies of any SUBLICENSE it may grant under Article 4.1 (including any amendments thereto).

5.0 Confidentiality.

As used in herein, the Party disclosing Confidential Information is referred to as the "Disclosing Party" and any Party receiving such Confidential Information is referred to as the "Recipient."

As used herein, "Confidential Information" shall mean any information or materials of any type or nature, tangible or intangible, disclosed by the Disclosing Party in writing, orally, electronically, by CD Rom or by any other method to the Recipient, relating to the business, products, services or technology, including, without limitation, study material, business plans, financial information, technical information or specifications, design concepts, customer lists, pricing information, marketing plans and intellectual property pertaining to the Disclosing Party or other persons that may be involved in the design, marketing and/or other exploitation of such products, services or technology or potential products, services or technology. Confidential Information shall include all information previously disclosed under a Mutual Confidentiality Agreement dated May 28, 2002 between Dr. Ronald McCaffrey, an individual, and OXiGENE.

5.1. The Recipient shall hold in confidence, and shall not disclose to any person any Confidential Information except in accordance with this Agreement. The Recipient shall use such Confidential Information only for the purpose for which it was disclosed under this Agreement and shall not use or exploit such Confidential Information for its own benefit or the benefit of another without the prior written consent of the Disclosing Party. The Recipient may disclose Confidential Information received by it under this Agreement only to those of its employees, agents and consultants who have a need to know such Confidential Information in the course of the performance of their duties with respect to the purposes of this Agreement; provided, however, that such persons agree to be bound by the provisions of this Agreement.

5.2. The obligations of the Recipient shall not apply, and the Recipient shall have no further obligations, with respect to any Confidential Information to the extent that such Confidential Information:

(a) is generally known to the public at the time of disclosure or becomes generally known through no wrongful act on the part of the Recipient;

(b) is in the Recipient's possession at the time of disclosure otherwise than as a result of any prior confidential disclosure by the Disclosing Party or another person or the Recipient's breach of any legal obligation;

(c) becomes known to the Recipient through disclosure by sources other than the Disclosing Party having no duty of confidentiality with respect to such Confidential Information, whether to the Disclosing Party or another person, and having the legal right to disclose such Confidential Information;

(d) is independently developed by the Recipient without reference to or reliance upon the Confidential Information;

(e) is required to be disclosed by the Recipient to comply with applicable laws, stock exchange regulations or governmental regulations; provided that the Recipient provides prior written notice of such disclosure to the Disclosing Party and takes reasonable and lawful actions to avoid and/or minimize the extent of such disclosure.

6.0 Diligence.

6.1 During the term of this Agreement, LICENSEE shall, at its sole cost and expense, use diligent efforts to expeditiously undertake all commercially reasonable activities necessary to (i) identify a LICENSED PRODUCT, (ii) conduct research and development activities with respect to a LICENSED PRODUCT, and (iii) seek regulatory approval for and market one or more LICENSED PRODUCTS. Without limiting the foregoing, LICENSEE shall achieve the following objectives within the time period designated below following the execution of this Agreement:

(a) within [*] of the Effective Date, complete all animal toxicity tests required in connection with securing regulatory approval of clinical evaluation of a LICENSED PRODUCT, and

(b) within [*] of the Effective Date, initiate and thereafter diligently pursue Phase I clinical evaluations of a LICENSED PRODUCT and in connection therewith take all actions necessary as determined by the relevant regulatory authority, and

(c) within [*] after successful completion of all necessary Phase I clinical trials, initiate and thereafter diligently pursue Phase II clinical evaluations of a LICENSED PRODUCT, and

* Portions of this exhibit have been omitted and filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(d) within [*] after successful completion of a Phase II clinical trial where sufficient evidence of efficacy has been obtained for a LICENSED PRODUCT, initiate and thereafter diligently pursue a pivotal or Phase III clinical trial, and

(e) within [*] after successful achievement of a predetermined primary endpoint in the first pivotal or Phase III trial of a LICENSED PRODUCT, file for regulatory approval in the United States, Canada, European Union, or Japan, and

(f) within [*] after regulatory approval for commercialization of a LICENSED PRODUCT, introduce LICENSED PRODUCT for commercial sale in the United States, Canada, European Union, or Japan.

6.2 If LICENSEE fails to adhere to the diligence obligations set forth in this Article 6 or elsewhere in this Agreement, OXIGENE may terminate this Agreement upon ninety (90) days prior written notice if LICENSEE does not cure such breach within such 90-day period.

6.3 LICENSEE shall keep OXIGENE informed of its activities, progress and plans with respect to the items set forth in Article 6.1 through oral or written updates every [*] and a full written report in accordance with Section 9.2 below.

7.0 Intellectual Property Matters; Prosecution of Licensed Patents

7.1 From and after the Effective Date, LICENSEE shall have sole responsibility for preparing, filing, prosecuting, maintaining, and enforcing all LICENSED PATENTS, at its sole cost and expense. Following the execution of this AGREEMENT, the Parties shall make arrangements for the prompt, orderly transfer to LICENSEE of all files, papers, and information in OXIGENE's possession and control relating to the LICENSED PATENTS.

7.2 LICENSEE shall take all reasonable steps to obtain, file, prosecute, and maintain the LICENSED PATENTS and LICENSEE shall keep OXIGENE informed of the status of the LICENSED PATENTS by providing OXIGENE with copies of all relevant documentation so that OXIGENE may be informed and apprised of the continued prosecution and related proceedings. OXIGENE may provide comments to LICENSEE on courses of action with respect to the filing of new patent applications, prosecution of patent applications, and/or management of patents in LICENSED PATENTS, provided LICENSEE shall have exclusive authority and discretion to prosecute and maintain LICENSED PATENTS.

* Portions of this exhibit have been omitted and filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended

7.3 In the event that LICENSEE wishes to abandon the prosecution, maintenance, or enforcement of any VALID CLAIM(s) of any Licensed Patent, it shall promptly notify OXIGENE and expressly permit OXIGENE to continue such prosecution, maintenance, and/or enforcement at OXIGENE's sole cost and expense. LICENSEE shall, if so requested by OXIGENE, execute an instrument canceling the license granted to LICENSEE under Section 3 above with respect to such VALID CLAIM(s).

7.4 LICENSEE shall mark, and shall require any SUBLICENSEE to mark, any and all material forms of LICENSED PRODUCTS or packaging pertaining thereto made and sold by LICENSEE (and/or by its SUBLICENSEES) in the United States with an appropriate patent marking identifying the pendency of any U.S. patent application and/or any issued U.S. or foreign patent forming any part of LICENSED PATENTS in accordance with Article 2.4. All LICENSED PRODUCTS shipped to or sold in other countries shall be marked in such a manner as to provide notice to potential infringers pursuant to the patent laws and practice of the country of manufacture or sale.

7.5 LICENSEE and OXIGENE shall promptly notify one another of all actual suspected infringements or other unauthorized use of the LICENSED PATENTS of which they become aware. In connection with any infringement or unauthorized use of the LICENSED PATENTS affecting or potentially affecting the interests of both parties, the parties shall consult with one another and, acting reasonably, take such action as they mutually decide. The parties shall mutually determine and agree in writing as to which party shall control the conduct of such action, and the proportionate share to be paid by each party of all costs and expenses of such action. Each party shall be entitled to all recoveries or compensation which results from such action in proportion to their respective interests and responsibilities therein, as follows: a) first, to reimburse the parties for their respective costs and expenses incurred in prosecuting such enforcement action; b) second, any amounts remaining shall be allocated as follows: i) to the party bringing such suit or proceeding or taking such other legal action, one hundred percent (100%); or ii) if the suit is brought jointly, fifty percent (50%) to each party.

8.0 Licensing Fees and Payments.

8.1 <u>License Issue Fee; Milestone Fees</u>. LICENSEE shall pay to OXIGENE a [*] license issue fee of [*] (US[*]) upon execution of this Agreement.

8.1.1 LICENSEE shall pay to OXiGENE a milestone fee of [*] ($[*]) upon successful achievement of a primary endpoint in the first pivotal or phase III trial of a LICENSED PRODUCT. Successful achievement shall be defined as achievement of predetermined primary endpoint for the study.

8.1.2 LICENSEE shall pay to OXiGENE a milestone fee of [*] ($[*]) upon first approval of a U.S. marketing application for each LICENSED PRODUCT.

8.1.3 LICENSEE shall pay to OXiGENE a milestone fee of [*] ($[*]) upon first approval of first E.U. marketing application for each LICENSED PRODUCT

8.1.4 LICENSEE shall pay to OXiGENE a milestone fee of [*] ($[*]) upon first approval of first Japanese marketing application for each LICENSED PRODUCT

8.2 Earned Royalty. LICENSEE shall also pay to OXIGENE earned royalties at a rate of:

8.2.1 [*] (%) of NET SALES on annual NET SALES;

It is recognized and agreed that (a) NET SALES includes NET SALES of LICENSEE and its SUBLICENSEES in all countries of the world, (b) annual NET SALES will be calculated on the basis of LICENSEE's fiscal year, and (c) earned royalties will only be payable with the respect to LICENSED PRODUCTS.

8.3 Multiple Royalty. No multiple royalties shall be payable to OXIGENE because any LICENSED PRODUCT, its manufacture, use, or sale is covered by more than one LICENSED PATENT.

8.4 Third Party Royalties. If LICENSEE is required in the future to pay a fee or royalties to [*] in order to practice the LICENSED PRODUCTS, LICENSEE shall be entitled to deduct [*] of such fee or royalties paid to [*] with respect to the particular LICENSED PRODUCT from the earned royalty that would be due OXIGENE under Article 8.2 with respect to such LICENSED PRODUCT. In no event, however, will earned royalties due OXIGENE be reduced by more than [*].

8.6 LICENSEE shall pay earned royalties to OXIGENE within [*] after the end of each [*]

* Portions of this exhibit have been omitted and filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

9.0 Reports.

9.1 Within [*] of the end of each calendar year, LICENSEE shall provide OXiGENE with a report ("Earnings Report") setting forth the relevant details of the business conducted by LICENSEE and each SUBLICENSEE, if applicable, during the preceding calendar year pursuant to their obligations under Article 6 of this Agreement. This report, for LICENSEE and each SUBLICENSEE, shall include, at a minimum, the following: (a) the number of units of LICENSED PRODUCTS manufactured, used, or sold; (b) the gross amounts invoiced for LICENSED PRODUCTS; (c) the names and addresses of any and all SUBLICENSEES; (d) the amount of SUBLICENSE income received; (e) any and all discounts or allowances granted to Third Parties; and (f) the calculation of total amounts due OXIGENE and (g) such other information as OXiGENE shall reasonably request.

9.2 Until LICENSEE or any SUBLICENSEES engage in commercial use or sale of LICENSED PRODUCTS, LICENSEE shall provide OXiGENE with a report ("Development Report") within [*] of the [*] setting forth setting for the relevant details regarding the progress of LICENSEE and any SUBLICENSEE in developing LICENSED PRODUCTS for commercial exploitation. Said Development Report shall include such particulars as are necessary to demonstrate compliance with LICENSEE's diligence obligations set forth in Article 6 of this Agreement.

9.3 On or before the [*] following the close of LICENSEE's fiscal year, LICENSEE shall provide OXIGENE with LICENSEE's certified financial statements for the preceding fiscal year, including, at a minimum, a Balance Sheet and an Operating Statement.

9.4 All payments required under this Agreement shall be made in U.S. dollars by check or money order payable to the OXIGENE, and delivered to OXIGENE as specified in Article 12 of this Agreement; or, if so directed in writing by OXIGENE, in such currency, form, and to such account as OXIGENE may designate. The rate of exchange to be used in computing the amount of currency equivalent to the United States dollars shall be the rate of exchange published in the *Wall Street Journal* (Western Edition), on the last business day of the calendar quarter in which the NET SALES REVENUE occurred.

9.5 LICENSEE agrees to pay a late fee for any overdue licensing fee or royalty payment due OXIGENE under terms of this Agreement. The late fee shall be computed as the prime rate plus [*] Percent (*%), as set forth by the *Wall Street Journal* (Western Edition) on the date on which such payment is due, of the outstanding, unpaid balance. The payment of such a late fee shall not foreclose or

* Portions of this exhibit have been omitted and filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

limit OXIGENE from exercising any other rights it may have as a consequence of the lateness of any payment.

10.0 Record-Keeping and Audit.

10.1 LICENSEE shall keep, and shall cause SUBLICENSEES to keep, complete and accurate records and books of account containing all information necessary for the computation and verification of the amounts to be paid hereunder. LICENSEE shall keep these records and books for a minimum period of [*] following the end of the accounting period to which the information pertains.

10.2 LICENSEE agrees, at the request of OXIGENE, to permit one or more accountants selected by OXIGENE ("Accountant") to have access to LICENSEE's and SUBLICENSEE's records and books of account during ordinary working hours in order: (a) to audit any financial records from any relevant payment period; (b) to audit the correctness of any report or payment made under this Agreement, or (c) to obtain information as to the payments due for any such period where LICENSEE failed to report or make payment pursuant to the terms of this Agreement.

10.3 The Accountant shall not disclose to OXIGENE any information relating to the business of LICENSEE or SUBLICENSEE except that which is necessary to inform OXIGENE of: (a) the accuracy or inaccuracy of LICENSEE's reports and payments; (b) compliance or noncompliance by LICENSEE with the terms and conditions of this Agreement; and (c) the extent of any inaccuracy or noncompliance.

10.4 If the Accountant believes that there may be an inaccuracy in any of the LICENSEE's payments or other forms of noncompliance by the LICENSEE with any of the terms and conditions of this Agreement, the Accountant shall have the right to make and retain copies (including photocopies) of any pertinent portions of the records and books of account.

10.5 In the event that LICENSEE underreports royalties for any quarterly period by more than [*] Percent ([*]%), the costs of any audit and review initiated by OXIGENE will be borne by LICENSEE. In any other case, OXIGENE shall bear its costs of any audit initiated by OXIGENE.

11.0 Term and Termination of Agreement.

11.1 The term of this Agreement shall commence on the Effective Date and shall continue until the last of LICENSED PATENTS expires, unless sooner terminated in accordance with the provisions set forth in Article 11.

* Portions of this exhibit have been omitted and filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

11.2 If LICENSEE breaches any material obligation, including any failure to meeting diligence obligations outline in Section 6, imposed by this Agreement then OXIGENE may, at its option, send a written notice that it intends to terminate the license granted by this Agreement.. If LICENSEE does not cure the breach within ninety (90) days from the notice date, then OXIGENE shall have the right to immediately terminate this Agreement. In addition, OXIGENE may terminate this Agreement in accordance with Article 6.2.

11.3 Subject to Articles 11.4 and 11.5, LICENSEE shall have the right to terminate this Agreement with or without cause, upon ninety (90) days' prior written notice to OXIGENE.

11.4 Upon termination of this Agreement for any reason, all rights and licenses granted to LICENSEE hereunder shall be terminated; provided, however, that the parties' obligations under **Articles 5.4, 5.5, 5.6, 8 (as to any unpaid amounts), 9, 10, 11.4, 18, 19, and 20** and any accrued obligations hereunder shall survive termination.

11.5 The provisions under which this Agreement may be terminated shall be in addition to any and all other legal remedies which either party may have for the enforcement of any and all terms hereof, and do not in any way limit any other legal remedy such party may have.

12.0 Notices.

Any notice or other communication required or permitted to be given by either party hereto shall be deemed to have been properly given and be effective upon the date of delivery if delivered in writing to the respective addresses set forth below, or to such other address as either party shall designate by written notice given to the other party. If notice or other communication is given by facsimile transmission, said notice shall be confirmed by prompt delivery of the hardcopy original.

LICENSEE:
Aengus Pharmaceuticals Inc.
c/o Epstein, Becker, & Green
ATTN: Dr. Allan Green, Esq.
111 Huntington Avenue, 26th floor
Boston, MA 02199
Facsimilie Address: 617-342-4000

* Portions of this exhibit have been omitted and filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

OXIGENE:
OXIGENE Inc.
ATTN: James Velema, Manager of Intellectual Property
230 Third Avenue
Waltham, MA, 02155
Facsimilie Address: 781-547-6800

13.0 Proprietary Rights.

LICENSEE will not, by performance under this Agreement, obtain any ownership interest in LICENSED PATENTS or any other proprietary rights or information of OXIGENE, its officers, researchers, inventors, or agents.

14.0 Use of Names.

Nothing contained in this Agreement shall be construed as conferring any right to use in advertising, publicity or other promotional activities any name, trade name, trademark or other designation of a party hereto, including any contraction, abbreviation or simulation of any of the foregoing, unless the express written permission of the other party has been obtained, provided that LICENSEE and OXIGENE may state the existence of this Agreement and the fact that both Parties entered into it. For any other use other than the foregoing, LICENSEE and OXIGENE hereby expressly agree not to use each other's name without prior written approval.

15.0 Representations and Warranties; Disclaimers.

15.1 OXIGENE represents and warrants that it has the right to grant the license in and to LICENSED PATENTS set forth in this Agreement.

15.2 Nothing in this Agreement shall be construed as (a) a representation or warranty by OXIGENE as to the validity, scope, usefulness or enforceability of LICENSED PATENTS, or (b) a representation or warranty by OXIGENE that anything made, used, sold, or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patents or other proprietary rights not included in LICENSED PATENTS.

* Portions of this exhibit have been omitted and filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

16.0 Indemnification.

LICENSEE shall indemnify, hold harmless and defend OXIGENE, its officers, directors, employees, shareholders, and agents, against any and all claims, suits, losses, damages, costs, fees and expenses resulting from or arising out of exercise of this Agreement including, but not limited to, any damages, losses or liabilities whatsoever with respect to death or injury to any person and damage to any property arising from the possession, use, manufacture or sale of LICENSED PRODUCTS by LICENSEE or its SUBLICENSEES or any customers, users, or others in any manner whatsoever. This indemnification clause shall survive the termination of this Agreement.

17.0 Applicable Law and Venue.

17.1 LICENSEE agrees to abide by all applicable United States federal, state, local and foreign laws and regulations pertaining to the management and commercial deployment of LICENSED PRODUCTS under this Agreement.

17.2 The Parties agree this Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts, regardless of its conflict of law provisions.

18.0 General.

18.1 If any provision, or portion thereof, of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions, or portion thereof, shall not be in any way affected or impaired thereby.

18.2 No omission or delay of either party hereto in requiring due and punctual fulfillment of the obligations of any other party hereto shall be deemed to constitute a waiver by such party of its rights to require such due and punctual fulfillment, or of any other of its remedies hereunder.

18.3 No amendment or modification hereof shall be valid or binding upon the Parties unless it is made in writing, cites this Agreement, and signed by duly authorized representatives of LICENSEE and OXIGENE.

18.4 Neither this Agreement nor any right or obligation arising hereunder may be assigned or delegated, in whole or in part, without the prior written consent of the other party. Such consent shall not be unreasonably withheld. Any assignment or delegation that is not exempted and that is attempted without such consent shall be of no force and effect. This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties.

18.5 The headings of the several sections of this Agreement are inserted for convenience and reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

18.6 This Agreement, including all attachments hereto, embodies the entire understanding of the Parties and supersedes all previous communications, representations, or understandings, either oral or written, between the Parties relating to the subject matter hereof.

* Portions of this exhibit have been omitted and filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

IN WITNESS WHEREOF, OXIGENE and LICENSEE have executed this Agreement, in duplicate originals but collectively evidencing only a single contract, by their respective duly authorized officers, as of the date first above written.

LICENSEE	OXIGENE, INC.
By: *[signature]*	By: *[signature]*
Name: Allan M. Green	Name: Frederick W. Driscoll
Title: President	Title: Pres. & CEO

* Portions of this exhibit have been omitted and filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

* Portions of this exhibit have been omitted and filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

EXHIBIT A

U.S. PATENTS AND PATENT APPLICATIONS

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